Exhibit 10.33

MUTUAL RELEASE AND SETTLEMENT AGREEMENT

This agreement is between Vitro Biopharma, Inc. (“Vitro”) and Jack Zamora, M.D. (“Zamora”) and shall be effective on the day on which it is signed by Zamora (the “Effective Date”).

Recitals

1. Zamora was employed by Vitro until May 4, 2022 and served as the Chief Executive Officer of Vitro and Chairman of the Board until that date. He continues to serve as a director of Vitro.

2. A dispute has arisen concerning the circumstances of Zamora’s employment with and separation from Vitro (the “Dispute”).

3. The parties wish to make the separation amicable but conclusive on the terms and conditions set forth in this agreement, as well as in the other agreements identified herein.

4. Vitro and Zamora desire to fully and completely resolve all differences pending between them, including without limitation all matters that were or could have been raised in connection with Zamora’s employment, his separation from the Company, his status as the Chief Executive Officer and as a director of Vitro.

Agreement

In consideration of the conditions, covenants and agreements set forth below, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Termination of Employment. As of May 4, 2022 (the “Separation Date”), Zamora’s employment with Vitro, any and all other employment positions that Zamora may have held at Vitro or its subsidiaries and his position as the Chief Executive Officer and Chairman of the Board ceased. In the books and records of Vitro and any public disclosure relating to Zamora’s separation from Vitro, the separation shall be characterized as a “termination without cause.”

2. Resignation as Director and Other Positions. Effective immediately, Zamora hereby resigns his position as a director of Vitro, as a manager of InfiniVive MD, LLC, as an officer or director of Fitore, Inc. and as an officer, director, manager, or member of any other subsidiary of Vitro.

3. Other Agreements. In addition to this agreement, the parties agree to contemporaneously execute the following agreements, the terms of which shall survive the execution of this agreement as set forth in those other agreements:

(a)	A supply agreement in the form attached hereto as Exhibit A (“Supply Agreement”) pursuant to which Vitro will agree to provide Zamora with quantities of InfiniVive MD Exosome and Daily Serum on the terms and subject to the conditions set forth in the Supply Agreement;

(b)	An AlloRx agreement in the form attached hereto as Exhibit B (“AlloRx Agreement”) pursuant to which Vitro will agree to provide quantities of AlloRx Stem Cells on the terms and subject to the conditions set forth in the AlloRx Agreement;

(c)	A lock-up agreement in the form attached hereto as Exhibit C (“Lock-Up Agreement”) pursuant to which Zamora will agree not to sell or otherwise dispose of any shares of Vitro common stock now owned by him or hereafter acquired in accordance with the terms and subject to the conditions of the Lock-Up Agreement;

(d)	A standstill agreement and proxy in the form attached hereto as Exhibit D (“Standstill Agreement”) pursuant to which Zamora will agree, among other things, to refrain from taking actions against Vitro in his capacity as a stockholder of Vitro in accordance with the terms and subject to the conditions of the Standstill Agreement; and

(e)	An assignment in the form attached hereto as Exhibit E (“Assignment” and, collectively with the Supply Agreement, AlloRx Agreement, Lock-Up Agreement, and Standstill Agreement, the “Ancillary Agreements”) pursuant to which Zamora will memorialize the transfer and assignment to Vitro of any rights he may have in any intellectual property of Vitro in accordance with the terms of the Assignment.

4. Benefits and Consideration.

(a)	Zamora acknowledges that he has been paid all compensation and has received reimbursement for all expenses due and owing to him and to which he was due. Zamora also acknowledges that he will not seek and is not entitled to receive any other employee benefits from Vitro other than as set forth herein.

(b)	Zamora further acknowledges that by execution of this agreement, he surrenders and forfeits any claim that he might have to any Unvested Stock Options (hereinafter defined) previously granted to him by Vitro, those being options to purchase 334,000 shares of common stock under the Option Agreement granted to him on April 9, 2020 and options to purchase 4,000,000 shares of common stock under the Option Agreement granted to him on December 1, 2020 (collectively, the “Unvested Stock Options). Vitro acknowledges that any vested stock options granted to Zamora shall continue to be exercisable in accordance with their terms.

5. Releases.

(a) Zamora, for himself, his heirs, personal representatives, successors and assigns, and any other person or entity that could or might act on behalf of him, including, without limitation, his counsel (all of whom are collectively referred to as “Releasers”), hereby fully and forever release and discharge Vitro, its present and future affiliates and subsidiaries, and each of their past, present and future officers, directors, employees, shareholders, independent contractors, attorneys, insurers, successors and assigns and any and all other persons or entities that are now or may become liable to any Releaser due to any Releasee’s act or omission, all of whom are collectively referred to as “Releasees,” of and from any and all actions, causes of action, claims, demands, costs and expenses, including attorneys’ fees, of every kind and nature whatsoever, in law or in equity, whether now known or unknown, that Releasers, or any person acting under any of them, may now have, or claim at any future time to have, based in whole or in part upon any act or omission occurring on or before the Effective Date, without regard to present actual knowledge of such acts or omissions, including specifically, but not by way of limitation, matters which may arise at common law, such as breach of contract, express or implied, promissory estoppel, wrongful discharge, tortious interference with contractual rights, infliction of emotional distress, defamation, or under federal, state or local laws, such as the Fair Labor Standards Act, the Employee Retirement Income Security Act, the National Labor Relations Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Rehabilitation Act of 1973, the Equal Pay Act, the Americans with Disabilities Act, and the Colorado Civil Rights Act; EXCEPT for the rights and obligations created by this agreement and the Ancillary Agreements. Zamora hereby warrants that he has not assigned or transferred to any person any portion of any claim which is released, waived and discharged above. Zamora further states and agrees that he has not experienced any illness, injury, or disability compensable or recoverable under the worker’s compensation laws of any state, and Zamora agrees that he will not file a worker’s compensation claim asserting the existence of any such illness, injury, or disability. Zamora has specifically consulted with his attorneys with respect to the agreements, representations, and declarations set forth in the previous sentence. Zamora understands and agrees that by signing this agreement he is giving up his right to bring any legal claim against Vitro concerning, directly or indirectly, Zamora’s employment relationship with Vitro, including his separation from employment and his position as an officer and director of Vitro. Zamora agrees that this legal release is intended to be interpreted in the broadest possible manner in favor of Vitro, to include all actual or potential legal claims that Zamora may have against Vitro, except as specifically provided otherwise in this agreement.

(b) Vitro, for itself, its subsidiaries, officers, directors, employees, subsidiaries, and any other person or entity that could or might act on behalf of it including, without limitation, its attorneys (all of whom are collectively referred to as “Vitro Releasers”), hereby fully and forever release and discharge Zamora, his heirs, representatives, assigns, attorneys, and any and all other persons or entities that are now or may become liable to any Vitro Releaser on account of Zamora’s employment with Vitro or separation therefrom, all of whom are collectively referred to as “Vitro Releasees,” of and from any and all actions, causes of action, claims, demands, costs and expenses, including attorneys’ fees, of every kind and nature whatsoever, in law or in equity, whether now known or unknown, that Vitro Releasers, or any person acting under any of them, may now have, or claim at any future time to have, based in whole or in part upon any act or omission occurring before the Effective Date, without regard to present actual knowledge of such acts or omissions; EXCEPT as specifically provided otherwise in this agreement or the Ancillary Agreements. Vitro understands and agrees that by signing this agreement, it is giving up its right to bring any legal claim against Zamora concerning, directly or indirectly, Zamora’s employment relationship with Vitro or his position as an officer and director of Vitro. Vitro agrees that this legal release is intended to be interpreted in the broadest possible manner in favor of Zamora, to include all actual or potential legal claims that Vitro may have against Zamora, except as specifically provided otherwise in this agreement.

6. Unemployment Compensation. Zamora agrees that he shall not seek benefits under Colorado’s Unemployment Compensation Act in connection with his separation of service from Vitro.

7. Trade Secrets and Confidential Business Information. Zamora acknowledges that on or about December 1, 2020, he executed an agreement under which he assumed certain obligations relating to Vitro’s confidential and proprietary business information and trade secrets (the “Executive Employment Agreement”). Zamora agrees that, except as provided for in this agreement and the Supply Agreement between the parties executed contemporaneously herewith, the provisions of section 7.3 of that Executive Employment Agreement shall by its terms survive the execution of this agreement and that the parties’ rights and duties thereunder shall not in any way be affected by this agreement. Zamora also warrants and represents that he has returned any and all documents and other property of Vitro constituting a trade secret or other confidential research, development or commercial information in his possession, custody or control, and acknowledges that he has not retained any copies or originals of any such property of Vitro.

8. Acknowledgement of Existing Non-Competition Restrictions. Zamora acknowledges that the provisions of Section 7.2 (Non-Competition) of his Executive Employment Agreement remain in full force and effect, except that the first sentence of Section 7.2.1 of that Executive Employment Agreement shall be amended to provide that Zamora shall not, for a period of one year from the Effective Date of this agreement, “directly or indirectly solicit any person who has been a customer or employee of the Company during the period of one (1) year prior to the Effective Date.” In addition, the provisions of Section 7.2.2 of his Executive Employment Agreement shall be deemed null and void.

9. Reemployment. Zamora shall never apply for or accept employment with Vitro.

10. Denial of Liability. The parties understand and agree that this agreement shall not be construed as an admission of liability on the part of any person or entity, liability being expressly denied.

11. Authority and Non-Assignment. The parties warrant that each has authority to enter into this agreement, and that neither has transferred to any other person or entity any claim, action, demand, or cause of action released by this agreement.

12. Covenant of Non-Assistance. Zamora covenants never to provide information, assistance or encouragement of any kind to any governmental agency, person or entity concerning the investigation or prosecution of any claim against Vitro, except pursuant to lawful subpoena or court order. Similarly, Vitro covenants never to provide information, assistance or encouragement of any kind to any governmental agency, person or entity concerning the investigation or prosecution of any claim against Zamora or any entity he is affiliated with, except pursuant to lawful subpoena or court order.

13. Covenant of Non-Disparagement.

(a) Zamora covenants never to disparage or speak ill of Vitro or any Vitro product, service, or business undertaking or of any past or present employee, officer or director of Vitro, nor shall Zamora at any time harass or behave unprofessionally toward any past, present or future Vitro employee, officer or director.

(b) Vitro covenants that no Vitro officer, director or employee shall, while employed by or while serving on the board of directors of Vitro, disparage or speak ill of Zamora, including any entity that he is affiliated with, nor shall any such person, while employed by or while serving on the board of directors of Vitro, at any time harass or behave unprofessionally toward Zamora.

14. Covenant of Cooperation in Regulatory Matters and Litigation. Zamora acknowledges that because of his position with Vitro, he may possess information that may be relevant to regulatory or litigation matters in which Vitro is involved or may in the future be involved. Zamora agrees that he shall reasonably cooperate with Vitro in connection with any regulatory matters in which Vitro may be involved, and he agrees that he shall testify truthfully in connection with any such litigation, shall reasonably cooperate with Vitro in connection with such litigation, and that his duty of reasonable cooperation shall include an obligation to meet with Vitro representatives and/or counsel concerning such litigation for such purposes, and at such times and places, as reasonably necessary, and to appear for deposition upon Vitro’s request and without a subpoena. Zamora shall not be entitled to any compensation in connection with his duty of cooperation, except that Vitro shall reimburse Zamora for reasonable out-of-pocket expenses (including attorneys’ fees and costs) that he incurs in honoring his obligation of reasonable cooperation. Zamora further agrees that he shall cooperate as may be necessary to transition any of his previous responsibilities with Vitro to successor representatives.

15. Nonreliance. Each party understands and agrees that he or it assumes all risk that the facts or law may be, or become, different than the facts or law as believed by the party at the time he or it executes this agreement. Zamora and Vitro acknowledge that their adversary relationship precludes any affirmative obligation of disclosure, and expressly disclaim all reliance upon information supplied or concealed by the adverse party or its counsel in connection with the negotiation and/or execution of this agreement.

16. Transfer of Zamora Stem Cells. Within 10 business days of the Effective Date, Vitro shall transfer and release to Zamora any remaining stem cells of Jack Zamora, Jr. currently held by Vitro. Zamora shall provide Vitro with a delivery address and Vitro shall deliver the cells in accordance with standard industry practice. Shipment shall be FOB the courier to which the cells are deposited for delivery.

17. Additional Warranty and Acknowledgment. The parties warrant and represent that they have been offered no promise or inducement except as expressly provided in this agreement, and that this agreement is not in violation of or in conflict with any other agreement of either party.

18. Survival of Covenants and Warranties. All covenants and warranties contained in this agreement are contractual and shall survive the closing of this agreement.

19. Termination of Existing Agreements. The parties hereto agree that the following contractual agreements between the parties are by execution of this agreement deemed to be automatically terminated, void and of no further effect and force:

(a)	Exclusive Supply Agreement between the parties dated May 8, 2018;

(b)	Joint Development and Supply Agreement between the parties dated May 15, 2018; and

(c)	All other agreements between the parties other than the Ancillary Agreements and the provisions of those other agreements described herein that are expressly stated as intended to survive the Effective Date of this agreement.

20. Acknowledgment of Rights Under the Older Worker’s Benefits Protection Act.

(a) Zamora agrees and acknowledges that he: (i) understands the language used in this agreement and the agreement’s legal effect; (ii) understands that by signing this agreement he is giving up the right to sue Vitro for age discrimination; (iii) will receive compensation under this agreement to which he would not have been entitled without signing this agreement; (iv) has been advised by Vitro to consult with an attorney before signing this agreement; and (v) was given no less than twenty-one days to consider whether to sign this agreement.

(b) For a period of seven days after the Effective Date, Zamora may, in his sole discretion, rescind this agreement, by delivering a written notice of rescission to Vitro. If Zamora rescinds this agreement within seven calendar days after the Effective Date, this agreement shall be void, all actions taken pursuant to this agreement shall be reversed, and neither this agreement nor the fact of or circumstances surrounding its execution shall be admissible for any purpose whatsoever in any proceeding between the parties, except in connection with a claim or defense involving the validity or effective rescission of this agreement. If Zamora does not rescind this agreement within seven calendar days after the Effective Date, this agreement shall become final and binding and shall be irrevocable.

21. Miscellaneous.

(a) Successors and Assigns. This agreement shall be binding in all respects upon, and shall inure to the benefit of, the parties’ heirs, successors and assigns.

(b) Governing Law. This agreement shall be governed by the internal laws of the State of Colorado, irrespective of the choice of law rules of any jurisdiction.

(c) Severability. In the event that a court of competent jurisdiction enters a final judgment holding invalid any provision of this agreement, the remainder of this agreement shall be fully enforceable.

(d) Modification. This agreement shall not be modified except in a writing signed by the parties.

(e) Waiver. No term or condition of this agreement shall be deemed to have been waived, nor shall there be an estoppel against the enforcement of any provision of this agreement, except by a writing signed by the party charged with the waiver or estoppel. No waiver of any breach of this agreement shall be deemed a waiver of any later breach of the same provision or any other provision of this agreement.

(f) Headings. Headings are intended solely as a convenience and shall not control the meaning or interpretation of any provision of this agreement.

(g) Gender and Number. Pronouns contained in this agreement shall apply equally to the feminine and masculine genders. The singular shall include the plural, and the plural shall include the singular.

(h) Other Agreements. Each party shall promptly execute, acknowledge and deliver any additional document or agreement that the other party reasonably believes is necessary to carry out the purpose or effect of this agreement.

(i) Burden of Proof. Any party contesting the validity or enforceability of any term of this agreement shall be required to prove by clear and convincing evidence fraud, concealment, failure to disclose material information, unconscionability, misrepresentation or mistake of fact or law.

(j) Construction. The parties acknowledge that they and their respective counsel have reviewed this agreement in its entirety and have had a full and fair opportunity to negotiate its terms. Each party therefore waives all applicable rules of construction that any provision of this agreement should be construed against its drafter and agrees that all provisions of the agreement shall be construed as a whole, according to the fair meaning of the language used.

(k) Disputes. Every dispute arising from or relating to this agreement shall be tried only in the state or federal courts situated in the Denver, Colorado, metropolitan area, except disputes concerning the enforcement, application or interpretation of paragraph 7 above, shall be resolved through binding arbitration to be conducted in the Denver, Colorado metropolitan area, pursuant to the Commercial Arbitration Rules (the “CAR”) of the American Arbitration Association then in effect, before a single arbitrator selected by agreement of the parties or as prescribed by the CAR. Judgment on the arbitration award may be entered in any court having jurisdiction thereof. Except with respect to the matter covered by binding arbitration as provided in the first sentence of this subsection (k), the parties consent to venue in those courts in Colorado, and agree that those courts shall have personal jurisdiction over them in, and subject matter jurisdiction concerning, any such action.

(l) Fees and Costs. In any action or arbitration relating to or arising from this agreement, the party substantially prevailing shall recover from the other party all attorneys’ fees, litigation expenses, and arbitration costs, including the prevailing party’s share of the arbitrator’s fees.

(m) Counterparts. This agreement may be executed in counterparts, all of which shall be given the same force and effect as the original.

* * *

Jack Zamora, M.D.		Vitro Biopharma, Inc.

/s/ Jack Zamora		By:	/s/ Nathan Haas

Date:	11/20/2022	As its:	Chief Financial Officer

		Date:	11/20/2022

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